Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

The Macerich Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common stock, par value $0.01 per share	415(a)(6)	(1)	—	$151,698,560	—	—	S-3	333-240975	August 5, 2020	$16,550.31(1)

	Total Offering Amounts					$151,698,560		$(1)

	Total Fees Previously Paid							$(1)

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the securities registered pursuant to this prospectus supplement include unsold shares of common stock having an aggregate offering price of up to $151,698,560 originally registered on the registration statement on Form S-3 filed by The Macerich Company with the Securities and Exchange Commission on August 5, 2020 (File No. 333-240975) relating to a prospectus supplement filed pursuant to Rule 424(b)(5) on March 26, 2021, as supplemented by supplement no. 1 filed pursuant to Rule 424(b)(5) on May 17, 2021. The registration fee with respect to such securities, totaling $16,550.31, was previously paid in connection with the filing of the prospectus supplement relating to such securities and will continue to be applied to such unsold securities.